Press Release	Source: UCN, Inc.

UCN Closes $2.5 Million Private Placement

Friday May 19, 8:30 am ET

SALT LAKE CITY--(BUSINESS WIRE)--May 19, 2006--UCN, Inc. (OTCBB:UCNN - News), a provider of on-demand contact handling software and business telecommunication services delivered over the UCN national VoIP network, announced today it raised $2.5 million in equity financing through a private sale of common stock to an institutional investor.

In the private placement, UCN sold 1,086,957 million common shares at $2.30 per share, and has agreed to file a registration statement under the Securities Act of 1933 to register for resale of the shares.

"The net proceeds of this sale will be used to reduce debt and fund marketing programs for network applications and services," said Paul Jarman, CEO of UCN.

The private placement was made in a transaction exempt from the registration requirements of the Securities Act of 1933. The shares of common stock sold have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

About UCN, Inc.

UCN (OTCBB:UCNN - News) is a provider of contact handling software services, and business data and voice services, delivered over its national VoIP network. The inContact(TM) suite of products includes an integrated package of advanced contact handling, reporting and administration applications and inControl(TM), a unique, rapid application development tool. To learn more about UCN visit www.ucn.net.

Contact:

The Liolios Group Inc. for UCN Inc.
Scott Liolios, 949-574-3860
scott@liolios.com

Source: UCN, Inc.